Exhibit 99.01

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: February 22, 2012	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Lisa Budtke
915/543-5947

El Paso Electric Announces Fourth Quarter and Annual Financial Results

Overview

•
For the fourth quarter of 2011, EE reported net income of $5.5 million, or $0.14 basic and $0.13 diluted earnings per share, respectively. In the fourth quarter of 2010, EE reported net income of $7.5 million, or $0.18 and $0.17 basic and diluted earnings per share, respectively.

•
For the twelve months ended December 31, 2011, EE reported net income of $103.5 million, or $2.49 and $2.48 basic and diluted earnings per share, respectively. Net income for the twelve months ended December 31, 2010 was $100.6 million, or $2.32 and $2.31 basic and diluted earnings per share, respectively and income before extraordinary item for the same period was $90.3 million, or $2.08 and $2.07 basic and diluted earnings per share, respectively.

“We were pleased with our earnings for the twelve months ended December 31, 2011. Revenues from retail customers increased 6.3% primarily resulting from the hotter than normal summer weather our service territory experienced this year and the continued growth in the number of customers served,” said David W. Stevens, Chief Executive Officer. “Fourth quarter 2011 earnings declined relative to fourth quarter 2010 earnings largely as the result of increased maintenance at our local generating plants and a reduction of capitalized carrying charges due to placing Newman 5, Phase II in service earlier in the year.”

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2011 net income relative to 2010 income before the extraordinary item in 2010.

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Income	Basic EPS	Pre-Tax Effect	After-Tax Income	Basic EPS
December 31, 2010		$7,466	$0.18		$90,317	$2.08
Changes in:
Retail non-fuel base revenue	$2,120	1,336	0.03	$33,647	21,198	0.51
Transmission revenues	354	223	−	5,075	3,197	0.08
Operations and maintenance at fossil
fuel generating plants	(3,652)	(2,301)	(0.06)	(5,913)	(3,725)	(0.09)
AFUDC	(2,460)	(2,087)	(0.05)	(4,478)	(3,804)	(0.09)
Customer care expense	(1,545)	(973)	(0.02)	(3,284)	(2,069)	(0.05)
Transmission and distribution operations
and maintenance expense	(416)	(262)	(0.01)	(3,117)	(1,964)	(0.05)
Retained off-system sales margins	(158)	(100)	−	(6,247)	(3,935)	(0.10)
Elimination of Medicare Part D tax benefit	−	−	−	−	4,787	0.11
Other		2,151	0.06		(463)	(0.01)
Total changes		(2,013)	(0.05)		13,222	0.31
December 31, 2011		$5,453	0.13		$103,539	2.39
Change in weighted average number of
shares			0.01			0.10
December 31, 2011			$0.14			$2.49

Fourth Quarter 2011

Earnings for the quarter ended December 31, 2011 when compared to the same period last year were positively affected by:

•
Increased retail non-fuel base revenues due to a 2.5% increase in kWh sales to retail customers reflecting increased sales primarily to our large commercial and industrial customers as compared to the same period in 2010 and 1.3% growth in the average number of retail customers served.

Earnings for the quarter ended December 31, 2011 when compared to the same period last year was negatively affected by:

•	Increased planned maintenance outages at our local fossil fuel generating plants and freeze protection upgrades.

•	Decreased allowance for funds used during construction (“AFUDC”) primarily due to lower balances of construction work in progress subject to AFUDC.

•	Increased customer care expense primarily due to an increase in uncollectible customer accounts and increased costs for customer-related activities.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Year to Date

Earnings for the twelve months ended December 31, 2011, when compared to the same period last year, were positively affected by:

•
Increased retail non-fuel base revenues due to a 3.1% increase in kWh sales to retail customers reflecting hotter summer weather when we have higher non-fuel base summer rates and 1.4% growth in the average number of retail customers served in 2011 as compared to the same period in 2010. During the twelve months ended December 31, 2011, cooling degree days were 14% above the same period in 2010 and 30% above the 30-year average.

•
Lower income taxes in 2011 due to a one-time charge to income tax expense in 2010 to recognize a change in tax law enacted in the Patient Protection and Affordable Care Act to eliminate the tax benefit related to the Medicare Part D subsidies.

•	A decrease in the weighted average number of shares outstanding as a result of our common stock repurchase program resulting in an increase in basic earnings per share of $0.10.

•
Increased transmission revenues primarily due to a settlement agreement with Tucson Electric Power Company resolving a transmission dispute that resulted in one-time income of $3.9 million, pre-tax and annual revenue of $1.1 million per year.

Earnings for the twelve months ended December 31, 2011, when compared to the same period last year were negatively affected by:

•	Decreased off-system sales margins primarily due to lower average market prices for power and an increase in sharing of off-system sales margins with customers from 25% to 90% effective in July 2010.

•	Decreased AFUDC primarily due to lower balances of construction work in progress subject to AFUDC.

•	Increased maintenance at our local gas-fired generating plants largely as a result of weather-related damage during severe winter weather in February 2011 and freeze protection upgrades.

•	Increased customer care expense primarily due to increased costs for customer-related activities, an increase in uncollectible customer accounts, and an increase in payroll costs.

•
Increased transmission and distribution operations and maintenance expense primarily due to increased wheeling expense, a reliability study for the North American Electric Reliability Corporation, and an increase in payroll costs.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $2.1 million, pre-tax, or 1.8% in the fourth quarter of 2011, compared to the same period in 2010 primarily due to: (i) a $0.8 million increase in revenues from large commercial and industrial customers reflecting a 6.8% increase in kWh sales; (ii) a $0.8 million increase in revenues from small commercial and industrial customers reflecting a 4.0% increase in the average number of customers served; (iii) a $0.5 million increase in revenues from residential customers reflecting a 1.1% growth in the average number of customers served. Revenues from other public authorities remained relatively unchanged in the fourth quarter of 2011 compared to the same period last year. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 10 of the Release.

For the twelve months ended December 31, 2011, retail non-fuel base revenues increased by $33.6 million, pre-tax, or 6.3% compared to the same period in 2010 primarily due to a 3.1% increase in kWh sales to retail customers, reflecting hotter summer weather when we have higher non-fuel base summer rates, and 1.4% growth in the average number of retail customers served. During the twelve months ended December 31, 2011, cooling degree days were 14% above the same period in 2010 and 30% above the 30-year average. KWh sales

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

to residential customers and small commercial and industrial customers increased 5.0% and 2.5%, respectively, during the twelve months ended December 31, 2011, compared to the same period last year. Sales to other public authorities increased due to increased sales to Fort Bliss at higher non-fuel base rates. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 12 of the Release.

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. Off-system sales margins were negatively affected by lower costs of natural gas that impact the average market prices in the wholesale power markets. Off-system sales margins were also negatively impacted by power purchases required for system reliability during extremely cold weather in February 2011. The Company shared 25% of off-system sales margins with customers and retained 75% of off-system sales margins through June 30, 2010 pursuant to rate agreements in prior years. Effective July 1, 2010, we share 90% of off-system sales margins with customers and retain 10% of off-system sales margins. Retained margins from off-system sales decreased approximately $0.2 million and $6.2 million for the three and twelve months ended December 31, 2011, respectively, compared to the corresponding periods in 2010.

Palo Verde License Extension

On April 21, 2011, the Nuclear Regulatory Commission granted extensions in the operating licenses for all three units at Palo Verde. The operating licenses for Units 1, 2 and 3 will now expire in 2045, 2046, and 2047, respectively. For the second, third and fourth quarters of 2011 combined, the extension of the operating licenses reduced depreciation and amortization expense by approximately $8.2 million and reduced the accretion expense on the Palo Verde asset retirement obligation by approximately $3.1 million.

Rate Matters

We filed a request with the Public Utility Commission of Texas (the “PUCT”) (Docket No. 40094), the City of El Paso, and other Texas cities on February 1, 2012 for a $26.3 million increase in rates charged to customers in Texas. The rate filing was made in response to a resolution adopted by the El Paso City Council requiring us to show cause why our base rates for customers in El Paso city limits should not be reduced. The City of El Paso has until August 4, 2012 to make a determination regarding our base rates in the city. The rate filing used a historical test year ended September 30, 2011, adjusted for known and measurable items, and a return on equity of 10.6%. The filing at the PUCT also includes a request to reconcile $356.5 million of fuel expense for the period July 1, 2009 through September 30, 2011.

On November 15, 2011, the El Paso City Council adopted a resolution that established current rates as temporary rates for our customers residing within the city limits of El Paso. Temporary rates will be effective from November 15, 2011 until a final determination in the rate case is rendered by the PUCT.

While cities in Texas have jurisdiction over rates within their city limits, the PUCT has appellate authority over city rate decisions on a “de novo” basis. Therefore, the ultimate authority to set our Texas electric rates is vested in the PUCT. The Company cannot predict the outcome of this proceeding. If the rate case results in the implementation of lower rates, then the resulting lower rates would have a negative impact on our revenues, net income, and cash from operations.

Capital and Liquidity

We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At December 31, 2011, common stock equity represented 46.3% of our capitalization (common stock equity, long-

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

term debt and the current maturities of long-term debt, and short-term borrowings under the revolving credit facility). At December 31, 2011, we had a balance of $8.2 million in cash and cash equivalents.

Cash flows from operations for the twelve months ended December 31, 2011 were $251.5 million compared to $239.4 million in the corresponding period in 2010. The increase in cash flows from operations reflects the increase in net income before a non-cash extraordinary gain in 2010. Cash flows were also impacted by an increase in deferred income taxes and an increase in accounts payable, offset by the timing of collection of fuel revenues to recover actual fuel expenses in 2011 compared to 2010. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2011, the Company had an under-recovery of fuel costs, net of refunds, of $26.0 million as compared to an over-recovery, net of refunds, of $1.0 million during the twelve months ended December 31, 2010. At December 31, 2011, we had a net fuel under-recovery balance of $7.0 million, including an under-recovery balance of $9.1 million in Texas partially offset by an over-recovery balance of $2.1 million in New Mexico.

During the twelve months ended December 31, 2011, our primary capital requirements were for the construction and purchase of electric utility plant, the repurchase of common stock, purchases of nuclear fuel, and payment of common stock dividends. Capital requirements for new electric plant were $178.0 million for the twelve months ended December 31, 2011 and $170.0 million for the twelve months ended December 31, 2010.

On March 21, 2011, the Board of Directors authorized repurchases of up to 2.5 million additional shares of the Company's outstanding common stock (the “2011 Plan”). During the twelve months ended December 31, 2011, we repurchased 2,782,455 shares of common stock in the open market at an aggregate cost of $86.5 million, including 280,389 shares repurchased in the fourth quarter at an aggregate cost of $9.2 million as authorized under both our previously authorized plan and under the 2011 Plan. As of December 31, 2011, 393,816 shares remain available for repurchase under the 2011 Plan. The Company may repurchase shares in the open market from time to time.

We maintain a $200 million revolving credit facility for working capital and general corporate purposes and the financing of nuclear fuel through the Rio Grande Resources Trust (“RGRT”). RGRT is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company's financial statements. In November 2011, we refinanced and extended our $200 million revolving credit facility, which includes an option, subject to lenders' approval, to expand the size to $300 million. The amended facility reduces our borrowing costs and extends the maturity from September 2014 to September 2016. The total amount borrowed for nuclear fuel by RGRT was $123.4 million at December 31, 2011, of which $13.4 million had been borrowed under the revolving credit facility and $110 million was borrowed through senior notes. At December 31, 2010, the total amount borrowed for nuclear fuel by RGRT was $114.7 million of which $4.7 million was borrowed under the revolving credit facility and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to us as fuel is consumed and recovered from customers through fuel recovery charges. At December 31, 2011, $20.0 million was outstanding under the revolving credit facility for working capital and general corporate purposes.

On December 30, 2011, we paid $8.8 million of quarterly dividends to shareholders. We have paid a total of $27.2 million in cash dividends during the twelve months ended December 31, 2011. On January 26, 2012, our Board of Directors declared a quarterly cash dividend of $0.22 per share payable on March 30, 2012 to shareholders of record on March 15, 2012. At the current payout rate, we would expect to pay total cash dividends of approximately $35.2 million during 2012. The Board of Directors plans to review the Company's dividend policy annually, in conjunction with the annual shareholders meeting held in the second quarter of each year. Our current expectation is that our payout ratio will trend upward from its current level, with a payout ratio of approximately 45% being the anticipated target for 2012.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

We believe we have adequate liquidity through our current cash balances, cash from operations, and our revolving credit facility to meet all of our anticipated cash requirements for the next twelve months. In addition, we anticipate issuing long-term debt in the capital markets to finance capital requirements in 2012. In October 2011, we received approval from the New Mexico Public Regulation Commission and the Federal Energy Regulatory Commission to incrementally issue up to $300 million of long-term debt as and when needed. Obtaining the ability to issue up to $300 million of new long-term debt, from time to time, provides us with the flexibility to access the debt capital markets when needed and when conditions are favorable.

2012 Earnings Guidance

We are providing earnings guidance for 2012 within a range of $2.15 to $2.55 per basic share excluding any impacts of the Texas rate case filed on February 1, 2012.

Conference Call

A conference call to discuss fourth quarter 2011 earnings is scheduled for 10:30 a.m. Eastern Time, February 22, 2012. The dial-in number is 800-598-5161 with a conference ID of 6676054. The conference leader will be Steven P. Busser, Vice President - Treasurer of EE. A replay will run through March 7, 2012 with a dial-in number of 888-203-1112 and a conference ID of 6676054. The conference call and presentation slides will be webcast live on EE's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i)  our rates in Texas following the rate case filed on February 1, 2012 pursuant to the El Paso City Council's resolution ordering EE to show cause why our base rates for El Paso customers should not be lower; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the size of our construction program and our ability to complete construction on budget and on time; (vii) costs at Palo Verde; (viii) deregulation and competition in the electric utility industry; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Quarter Ended December 31, 2011 and 2010
(In thousands except for per share data)
(Unaudited)

	2011	2010	Variance

Operating revenues, net of energy expenses:
Base revenues	$119,486	$117,389	$2,097	(a)
Off-system sales margins, net of sharing	137	295	(158)
Deregulated Palo Verde Unit 3 revenues	3,176	2,863	313
Other	7,935	5,819	2,116
Operating Revenues Net of Energy Expenses	130,734	126,366	4,368

Other operating expenses:
Other operations and maintenance	52,094	47,458	4,636
Palo Verde operations and maintenance	29,660	30,798	(1,138)
Taxes other than income taxes	12,430	13,451	(1,021)
Other income (deductions)	446	1,065	(619)
Earnings Before Interest, Taxes, Depreciation and Amortization	36,996	35,724	1,272	(b)

Depreciation and amortization	20,556	20,875	(319)
Interest on long-term debt	13,520	13,448	72
AFUDC and capitalized interest	4,044	6,396	(2,352)
Other interest expense	212	141	71
Income Before Income Taxes	6,752	7,656	(904)

Income tax expense	1,299	190	1,109

Net Income	$5,453	$7,466	$(2,013)

Basic Earnings per Share	$0.14	$0.18	$(0.04)

Diluted Earnings per Share	$0.13	$0.17	$(0.04)

Dividends declared per share of common stock	$0.22	$—	$0.22

Weighted average number of shares outstanding	39,957	42,415	(2,458)

Weighted average number of shares and dilutive
potential shares outstanding	40,210	42,669	(2,459)

(a) Base revenues exclude fuel recovered through New Mexico base rates of $16.3 million and $16.0 million, respectively.
(b) EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Twelve Months Ended December 31, 2011 and 2010
(In thousands except for per share data)
(Unaudited)
	2011	2010	Variance
Operating revenues, net of energy expenses:
Base revenues	$572,078	$538,252	$33,826	(a)
Off-system sales margins, net of sharing	(560)	5,687	(6,247)
Deregulated Palo Verde Unit 3 revenues	14,820	16,103	(1,283)
Other	33,019	25,464	7,555	(b)
Operating Revenues Net of Energy Expenses	619,357	585,506	33,851
Other operating expenses:
Other operations and maintenance	192,155	180,522	11,633
Palo Verde operations and maintenance	99,507	100,522	(1,015)
Taxes other than income taxes	55,561	54,489	1,072
Other income (deductions)	3,362	3,477	(115)
Earnings Before Interest, Taxes, Depreciation and Amortization	275,496	253,450	22,046	(c)
Depreciation and amortization	81,331	81,011	320
Interest on long-term debt	54,115	50,826	3,289
AFUDC and capitalized interest	18,186	19,974	(1,788)
Other interest expense	989	254	735
Income Before Income Taxes and Extraordinary Item	157,247	141,333	15,914
Income tax expense	53,708	51,016	2,692	(d)
Income Before Extraordinary Item	103,539	90,317	13,222
Extraordinary gain related to Texas regulatory assets, net of income tax expense of $5,769	—	10,286	(10,286)
Net Income	$103,539	$100,603	$2,936
Basic Earnings per Share:
Income before extraordinary item	$2.49	$2.08	$0.41
Extraordinary gain related to Texas regulatory assets, net of tax	—	0.24	(0.24)
Net Income	$2.49	$2.32	$0.17
Diluted Earnings per Share:
Income before extraordinary item	$2.48	$2.07	$0.41
Extraordinary gain related to Texas regulatory assets, net of tax	—	0.24	(0.24)
Net Income	$2.48	$2.31	$0.17

Dividends declared per share of common stock	$0.66	$—	$0.66
Weighted average number of shares outstanding	41,350	43,130	(1,780)
Weighted average number of shares and dilutive
potential shares outstanding	41,587	43,294	(1,707)

(a) Base revenues exclude fuel recovered through New Mexico base rates of $73.5 million and $71.9 million, respectively.
(b) 2011 includes a one-time $3.9 million settlement of a transmission dispute with Tucson Electric Power Company.
(c) EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d) Income tax expense for the twelve months ended December 31, 2010 includes a charge of $4.8 million related to the Patient
Protection and Affordable Care Act which eliminated the tax benefit associated with the Medicare Part D subsidies beginning in 2013.

El Paso Electric Company and Subsidiary
Cash Flow Summary
Twelve Months Ended December 31, 2011 and 2010
(In thousands and Unaudited)

	2011	2010
Cash flows from operating activities:
Net income	$103,539	$100,603
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	81,331	81,011
Extraordinary gain on Texas regulatory assets, net of tax	—	(10,286)
Deferred income taxes, net	45,688	27,456
Other	49,768	36,359
Change in working capital items:
Net recovery (deferral) of fuel revenues	(26,001)	958
Accounts receivable	(4,663)	(1,303)
Accounts payable	4,401	(9,634)
Other	(2,546)	14,186
Net cash provided by operating activities	251,517	239,350

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(178,041)	(169,966)
Cash additions to nuclear fuel	(39,551)	(34,277)
Decommissioning trust funds	(12,515)	(11,536)
Other	(7,298)	(8,872)
Net cash used for investing activities	(237,405)	(224,651)

Cash flows from financing activities:
Repurchase of common stock	(86,508)	(33,726)
Dividends paid	(27,223)	—
Borrowings under the revolving credit facility	28,675	(102,294)
Proceeds from issuance of long-term private placement notes	—	110,000
Other	(32)	(1,285)
Net cash used for financing activities	(85,088)	(27,305)

Net decrease in cash and cash equivalents	(70,976)	(12,606)

Cash and cash equivalents at beginning of period	79,184	91,790

Cash and cash equivalents at end of period	$8,208	$79,184

El Paso Electric Company and Subsidiary Quarter Ended December 31, 2011 and 2010 Sales and Revenues Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
MWh sales:
Retail:
Residential	555,143	550,164	4,979	0.9%
Commercial and industrial, small	536,137	533,313	2,824	0.5%
Commercial and industrial, large	278,491	260,860	17,631	6.8%
Sales to public authorities	378,968	362,167	16,801	4.6%
Total retail sales	1,748,739	1,706,504	42,235	2.5%
Wholesale:
Sales for resale	10,611	10,103	508	5.0%
Off-system sales	524,838	658,966	(134,128)	(20.4)%
Total wholesale sales	535,449	669,069	(133,620)	(20.0)%
Total MWh sales	2,284,188	2,375,573	(91,385)	(3.8)%
Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$47,710	$47,216	$494	1.0%
Commercial and industrial, small	40,890	40,096	794	2.0%
Commercial and industrial, large	10,704	9,897	807	8.2%
Sales to public authorities	19,782	19,757	25	0.1%
Total retail non-fuel base revenues	119,086	116,966	2,120	1.8%
Wholesale:
Sales for resale	400	423	(23)	(5.4)%
Total non-fuel base revenues	119,486	117,389	2,097	1.8%
Fuel revenues (a):
Recovered from customers during the period (b)	35,959	34,707	1,252	3.6%
Under (over) collection of fuel	(3,607)	(13,613)	10,006	(73.5)%
New Mexico fuel in base rates	16,303	15,982	321	2.0%
Total fuel revenues	48,655	37,076	11,579	31.2%
Off-system sales:
Fuel cost	13,959	17,874	(3,915)	(21.9)%
Shared margins	1,161	2,514	(1,353)	(53.8)%
Retained margins	137	295	(158)	(53.6)%
Total off-system sales	15,257	20,683	(5,426)	(26.2)%

Other	8,265	6,196	2,069	33.4%
Total operating revenues	$191,663	$181,344	$10,319	5.7%
Average number of retail customers:
Residential	337,498	333,844	3,654	1.1%
Commercial and industrial, small	38,154	36,704	1,450	4.0%
Commercial and industrial, large	50	49	1	2.0%
Sales to public authorities	4,477	4,720	(243)	(5.1)%
Total	380,179	375,317	4,862	1.3%

El Paso Electric Company and Subsidiary Quarter Ended December 31, 2011 and 2010 Sales and Revenues Statistics (continued)

			Increase (Decrease)
	2011	2010	Amount	Percentage
Number of retail customers (end of period):
Residential	337,659	334,729	2,930	0.9%
Commercial and industrial, small	37,942	37,202	740	2.0%
Commercial and industrial, large	49	50	(1)	(2.0)%
Sales to public authorities	4,596	4,841	(245)	(5.1)%
Total	380,246	376,822	3,424	0.9%

Weather statistics			30 Yr Average
Heating degree days	1,097	795	1,049
Cooling degree days	138	131	93

(a) Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.2 million and $2.9 million, respectively.
(b) Excludes $11.5 million refund in 2010 related to prior periods Texas deferred fuel revenues.

El Paso Electric Company and Subsidiary
Quarter Ended December 31, 2011 and 2010
Generation and Purchased Power Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,107,404	1,177,149	(69,745)	(5.9)%
Four Corners	161,325	188,904	(27,579)	(14.6)%
Gas plants	682,962	613,654	69,308	11.3%
Total generation	1,951,691	1,979,707	(28,016)	(1.4)%
Purchased power	435,515	496,248	(60,733)	(12.2)%
Total available energy	2,387,206	2,475,955	(88,749)	(3.6)%
Line losses and Company use	103,018	100,382	2,636	2.6%
Total MWh sold	2,284,188	2,375,573	(91,385)	(3.8)%

Palo Verde capacity factor	80.6%	85.8%	(5.2)%
Four Corners capacity factor	71.7%	83.3%	(11.6)%

El Paso Electric Company and Subsidiary Twelve Months Ended December 31, 2011 and 2010 Sales and Revenues Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
MWh sales:
Retail:
Residential	2,633,390	2,508,834	124,556	5.0%
Commercial and industrial, small	2,352,218	2,295,537	56,681	2.5%
Commercial and industrial, large	1,096,040	1,087,413	8,627	0.8%
Sales to public authorities	1,579,565	1,542,389	37,176	2.4%
Total retail sales	7,661,213	7,434,173	227,040	3.1%
Wholesale:
Sales for resale	62,656	53,637	9,019	16.8%
Off-system sales	2,687,631	2,822,732	(135,101)	(4.8)%
Total wholesale sales	2,750,287	2,876,369	(126,082)	(4.4)%
Total MWh sales	10,411,500	10,310,542	100,958	1.0%
Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$234,086	$217,615	$16,471	7.6%
Commercial and industrial, small	196,093	188,390	7,703	4.1%
Commercial and industrial, large	45,407	43,844	1,563	3.6%
Sales to public authorities	94,370	86,460	7,910	9.1%
Total retail non-fuel base revenues	569,956	536,309	33,647	6.3%
Wholesale:
Sales for resale	2,122	1,943	179	9.2%
Total non-fuel base revenues	572,078	538,252	33,826	6.3%
Fuel revenues: (a)
Recovered from customers during the period (b)	145,130	170,588	(25,458)	(14.9)%
Under (over) collection of fuel	13,917	(35,408)	49,325	—
New Mexico fuel in base rates	73,454	71,876	1,578	2.2%
Total fuel revenues	232,501	207,056	25,445	12.3%
Off-system sales:
Fuel cost	74,736	93,516	(18,780)	(20.1)%
Shared margins	3,883	6,114	(2,231)	(36.5)%
Retained margins	(560)	5,687	(6,247)	—
Total off-system sales	78,059	105,317	(27,258)	(25.9)%

Other (c)	35,375	26,626	8,749	32.9%
Total operating revenues	$918,013	$877,251	$40,762	4.6%
Average number of retail customers:
Residential	336,219	331,869	4,350	1.3%
Commercial and industrial, small	37,652	36,536	1,116	3.1%
Commercial and industrial, large	50	49	1	2.0%
Sales to public authorities	4,626	4,701	(75)	(1.6)%
Total	378,547	373,155	5,392	1.4%

El Paso Electric Company and Subsidiary Twelve Months Ended December 31, 2011 and 2010 Sales and Revenues Statistics (continued)

			Increase (Decrease)
	2011	2010	Amount	Percentage
Number of retail customers (end of period):
Residential	337,659	334,729	2,930	0.9%
Commercial and industrial, small	37,942	37,202	740	2.0%
Commercial and industrial, large	49	50	(1)	(2.0)%
Sales to public authorities	4,596	4,841	(245)	(5.1)%
Total	380,246	376,822	3,424	0.9%

Weather statistics			30 Yr Average
Heating degree days	2,402	2,273	2,426
Cooling degree days	3,135	2,738	2,410

(a) Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $14.8 million and $16.1 million, respectively.
(b) Excludes $12.0 million and $34.8 million of refunds in 2011 and 2010, respectively, related to prior periods Texas deferred fuel revenues.
(c) 2011 includes a one-time $3.9 million settlement of a transmission dispute with Tucson Electric Power Company.

El Paso Electric Company and Subsidiary
Twelve Months Ended December 31, 2011 and 2010
Generation and Purchased Power Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	4,942,055	4,925,313	16,742	0.3%
Four Corners	647,932	650,236	(2,304)	(0.4)%
Gas plants (a)	3,346,789	2,890,110	456,679	15.8%
Total generation	8,936,776	8,465,659	471,117	5.6%
Purchased power	2,112,596	2,420,869	(308,273)	(12.7)%
Total available energy	11,049,372	10,886,528	162,844	1.5%
Line losses and Company use	637,872	575,986	61,886	10.7%
Total MWh sold	10,411,500	10,310,542	100,958	1.0%

Palo Verde capacity factor	90.7%	90.4%	0.3%
Four Corners capacity factor	75.6%	72.1%	3.5%

(a) 2011 includes 193,460 MWhs for pre-commercial testing of Newman Unit 5 Phase II.

El Paso Electric Company and Subsidiary
Financial Statistics
At December 31, 2011 and 2010
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2011	2010

Cash and cash equivalents	$8,208	$79,184

Common stock equity	$760,251	$810,375
Long-term debt	816,497	849,745
Total capitalization	$1,576,748	$1,660,120

Current maturities of long-term debt	$33,300	$—

Short-term borrowings under the revolving credit facility	$33,379	$4,704

Number of shares - end of period	39,959,154	42,571,065

Book value per common share	$19.03	$19.04

Common equity ratio	46.3%	48.7%
Debt ratio	53.7%	51.3%